EXHIBITS 5.1 and 23.2

SCHNEIDER WEINBERGER & BEILLY LLP

2200 Corporate Blvd., N.W., Suite 210

Boca Raton, Florida 33432

December 14, 2009

China Natural Resources, Inc.

Room 2205, 22/F

West Tower, Shun Tak Centre

168-200 Connaught Road Central

Sheung Wan, Hong Kong

Re:

Registration Statement on Form F-3 (the "Registration Statement"); China Natural Resources, Inc.  (the "Company")

Gentlemen:

This opinion is submitted pursuant to the applicable rules of the Securities and Exchange Commission in connection with the issuance of an indeterminate number of securities having an aggregate market value of $100,000,000 consisting of common shares, without par value, preferred shares, without par value and warrants to purchase common and/or preferred shares (the "Registerable Shares").

In connection therewith, we have examined and relied upon original, certified, conformed, photostat or other copies of (a) the Memorandum and Articles of Association, as amended, of the Company; (b) resolutions of the Board of Directors of the Company authorizing the issuance of the Registerable Shares; (c) the Registration Statement and the exhibits thereto; (d) the agreements, instruments and documents pursuant to which the Registerable Shares were or are to be issued; (e) the corporate laws of the British Virgin Islands, and (f) such other matters of law as we have deemed necessary for the expression of the opinion herein contained. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies. In passing upon certain corporate records and documents of the Company, we have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and we express no opinion thereon. As to the various questions of fact material to this opinion, we have relied, to the extent we deemed reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.

Based upon and subject to the foregoing, we are of the opinion that the Registerable Shares, when issued in accordance with their terms and upon receipt by the Company of the agreed upon consideration therefore, will be legally issued, fully paid and non-assessable.

 We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,
/s/ SCHNEIDER WEINBERGER & BEILLY LLP